CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
SOYODO GROUP HOLDINGS, INC.

The undersigned, being the Chief Executive Officer of SOYODO GROUP HOLDINGS, INC., a corporation existing under the laws of the State of Delaware, does hereby certify under the seal of the said corporation as follows:

1. The present name of the corporation (hereinafter called the "Corporation") is Soyodo Group Holdings, Inc. The date of filing the original certificate of incorporation of the Corporation with the Secretary of State of the State of Delaware is February 11, 2003.

2. The certificate of incorporation of the Corporation, as previously amended, is hereby amended by replacing Article Fourth in its entirety:

“The total authorized capital stock of the Corporation shall be 120,000,000 shares of Common Stock, par value $0.0001 per share The outstanding shares of Common Stock shall be reverse split on a one-for-three basis, effective as of the effective date of this Certificate of Amendment. The number of authorized, but unissued shares shall not be affected by the reverse stock split. No fractional shares shall be issued in connection with the reverse split and any shareholder who beneficially owns a fractional share of the Corporation's common stock after the reverse stock split, will receive a cash payment in lieu of such fractional share.”

2. The amendment of the certificate of incorporation herein certified has been duly adopted by the unanimous written consent of the Corporation's Board of Directors and stockholders holding a majority of the outstanding shares of common stock of the Corporation in accordance with the provisions of Sections
141(f), 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Certificate of Amendment of the Corporation's Certificate of Incorporation, as amended, to be signed by Sheng-Peir Yang, its Chief Executive Officer and Secretary, this 15th day of April, 2008.

SOYODO GROUP HOLDINGS, INC.

By: /s/ Sheng-Peir Yang
Name: Sheng-Peir Yang
Title: Chief Executive Officer